Exhibit 23.6

Consent of Independent Petroleum Engineers

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserves report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022, included in or made part of the registration statements on Form S-3 (No. 333-270153) and on Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218, 333-85598 and 333-266531) of Ovintiv Inc., which appears in this Current Report on this Form 8-K dated May 12, 2023.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E.
President

Austin, Texas

May 12, 2023